UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 27, 2011

Global Gold Corporation
(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

555 Theodore Fremd Avenue, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2011, Global Gold Corporation (the "Company" or "Global Gold") entered into an agreement with Consolidated Resources Armenia, an exempt non-resident Cayman Islands company (“CRA”); and its affiliate Consolidated Resources USA (“CRU”), LLC, a Delaware limited liability company, (hereinafter collectively referred to as “CR”), to fund development and form a joint venture on the Company’s Toukhmanuk and Getik properties in Armenia (the “Properties”)(the “Agreement”).  GGC and CRU previously entered into a binding agreement, subject to the satisfactory completion of due diligence, entitled Agreement for Formation of Joint Venture to Develop Properties, dated March 17, 2011 (the “Formation Agreement”).  The April 27, 2011 Agreement was entered pursuant to the Formation Agreement.

CR completed its due diligence with satisfaction, and as of the date of the Agreement has completed the funding of the required $500,000 Advance.  Upon the terms and subject to the conditions of April 27, 2011 Agreement, CR will complete the funding of the remaining $4,500,000 of its $5,000,000 working capital commitment related to Toukhmanuk and Getik (“Initial Consideration”) according to an agreed, restricted funding schedule which includes $1,400,000 payable following the execution of the Agreement and the remaining $3,100,000 payable over the next 12 months with payments occurring within 5 business days of the end of each calendar month as needed.  Mr. Jeffrey Marvin of CR has been nominated to join the Global Gold Board.  Rasia, a Dubai-based principal advisory company, acted as sole advisor on the transaction.

Global Gold and CR will work together for twelve months (the “12 Month Period”) from the date of the Agreement to develop the Properties, improve the financial performance and enhance shareholder value.  The Agreement enables Global Gold to complete its current Toukhmanuk production expansion to 300,000 tonnes per year and advance exploration in Armenia.  Global Gold and CR agree to form a new Joint Venture Company (“JVC”) to be established by CR, subject to terms and conditions mutually and reasonably agreed with Global Gold, provided that JVC shall have no liabilities, obligations, contingent or not, or commitments, except pursuant to a shareholders agreement.  Global Gold and CR intend to integrate all of Global Gold’s Toukhmanuk and Getik mining and exploration operations into the JVC.

The JVC will (i) own, develop and operate Toukhmanuk and Getik, (ii) be a company listed on an exchange fully admitted to trading or be in the process of being listed on such exchange and (iii) have no liabilities, obligations, contingent or not, or commitments except pursuant to the shareholders agreement.  Global Gold’s ownership in the JVC shall be the greater value of either 51% or the pro forma value of $40.0 million in newly issued stock of the JVC at the end of the 12 Month Period.  Current Global Gold director Ian Hague and Chairman Van Krikorian will serve on the JVC board, which will reflect the parties’ interests.  CR and Global Gold will also form a technical committee to oversee exploration and production matters, all as more particularly described in Exhibit 10.4 below.

Item 8.01 Other Events.

 On April 27, 2011, the Company issued a press release announcing that they have concluded a joint venture agreement with Consolidated Resources to fund and expand production at the Toukhmanuk gold-silver open pit mine in Armenia and to further exploration activities for gold and silver at both Toukhmanuk and Getik.

Item 9.01 Exhibits.

Exhibit No.	Description

10.3	Material Contract – Global Gold Corporation and Consolidated Resources USA, LLC Joint Venture Agreement dated as of March 17, 2011. (1)

10.4	Material Contract – Global Gold Corporation and Consolidated Resources Joint Venture Agreement dated as of April 27, 2011.

99.1	Press release of Global Gold Corporation announcing the conclusion of a Joint Venture Agreement with Consolidated Resources to fund and develop the Toukhmanuk and Getik properties in Armenia.

 (1) Incorporated herein by reference to Exhibit 10.3 to the Company's current report on Form 8-K filed with the SEC on March 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2011	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman & Chief Executive Officer

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